Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220444

Prospectus
Ellington Financial LLC
Offer to Exchange (the “Exchange Offer”)

$86,000,000 aggregate principal amount of its 5.25% Senior Notes due 2022 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 5.25% Senior Notes due 2022 issued on August 18, 2017 (CUSIP and ISIN Nos.: 288522 AA3, US288522AA32; 288522 AB1, US288522AB15; U5324M AA4, USU5324MAA46) (the “outstanding notes” and, together with the exchange notes, the “notes”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable notes that have been registered under the Securities Act.
The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5 p.m., New York City time, on October 31, 2017, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the exchange notes will be freely tradable.
Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 8 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2017.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained or incorporated by reference herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

Throughout this prospectus, except where the context suggests otherwise, “Company,” “we,” “us” and “our” refer to Ellington Financial LLC. Ellington Financial Operating Partnership LLC, is our operating partnership subsidiary, which we refer to as the “Operating Partnership.” We conduct all of our operations and business activities through our Operating Partnership and its subsidiaries. Our “Manager” refers to Ellington Financial Management LLC, our external manager, “Ellington” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager, and “Manager Group” refers collectively to Ellington and its principals (including family trusts established by its principals) and entities in which 100% of the interests are beneficially owned by the foregoing. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by Ellington and its other affiliates from time to time.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Ellington Financial LLC, 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Investor Relations, Telephone: (203) 698-1200. To obtain timely delivery, holders of outstanding notes must request this information no later than five business days before the date on which the exchange offer expires, or October 24, 2017.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this prospectus, and the documents that are incorporated by reference into this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, cash flow and plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may,” “seek,” or similar expressions or their negative forms, or refer to strategies, plans, or intentions, we intend to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and as such, these statements may involve known and unknown risks, uncertainties, and assumptions.
Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward- looking statements. You should carefully consider these risks before you invest in our securities. The following factors are examples of those that could cause actual results to vary from our forward-looking statements:

•	difficult conditions in the mortgage and residential real estate markets;

•
the effect of the U.S. Federal Reserve’s, or the Federal Reserve, and the U.S. Treasury’s actions and programs on the liquidity of the capital markets and the impact and timing of any further programs or regulations implemented by the U.S. government or its agencies;

•
the federal conservatorship of the Federal National Mortgage Association, or "Fannie Mae," and the Federal Home Loan Mortgage Corporation, or "Freddie Mac," and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae, Freddie Mac and the Government National Mortgage Association, or "Ginnie Mae," and the U.S. government;

•	the impact of the downgrade of the long-term credit ratings of the United States, Fannie Mae, Freddie Mac and Ginnie Mae;

•	increased prepayments of the mortgages and other loans underlying our Agency RMBS (as defined below);

•	the volatility of our target markets and markets generally;

•	increased rates of default and/or decreased recovery rates on our assets;

•	mortgage loan modification programs and future legislative action;

•	the degree to which our hedging strategies may or may not protect us from, or expose us to, credit or interest rate risk;

•	changes in our business and strategy;

•	availability, terms and deployment of capital;

•	our projected financial and operating results;

•	changes in interest rates and the market value of our securities;

•	our ability to maintain existing financing agreements, obtain future financing arrangements and the terms of such arrangements;

•	changes in economic conditions generally and the real estate and debt securities markets specifically;

•	legislative or regulatory changes (including tax law changes and changes to laws governing the regulation of investment companies);

•	availability of qualified personnel;

•	changes in our industry;

•	availability of investment opportunities;

•	changes in our book value per common share;

•	the degree and nature of our competition;

•	changes to generally accepted accounting principles in the United States, or “U.S. GAAP”;

•	market volatility;

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•	changes in the prepayment rates on the mortgage loans underlying our agency securities,

•	our ability to borrow to finance our assets;

•	our ability to maintain our exclusion from registration under the Investment Company Act of 1940, as amended, or the “Investment Company Act”; and

•	risks associated with investing in real estate assets, including changes in business conditions and the general economy.

These and other risks, uncertainties and other important factors identified, or incorporated by reference in this prospectus, including, but not limited to, those described under the caption “Risk Factors” in this prospectus, as well as those described under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in our most recent Annual Report on Form 10-K and in our subsequently filed Quarterly Reports on Form 10-Q and in the other documents incorporated by reference in this prospectus, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See “Where You Can Find More Information” below.

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PROSPECTUS SUMMARY
The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, before making an investment decision.
Our Company
Ellington Financial LLC is a specialty finance company that was formed as a Delaware limited liability company in July 2007 and commenced operations in August 2007. We acquire and manage mortgage-related, consumer-related, and other financial assets. Our primary objective is to generate attractive, risk-adjusted total returns for our shareholders by making investments that we believe compensate us appropriately for the risks associated with them. We seek to attain this objective by utilizing an opportunistic strategy. Our targeted assets currently include:

•
residential mortgage-backed securities, or "RMBS," backed by loans for which the principal and interest payments are not guaranteed by a U.S. government agency or a U.S. government-sponsored entity, collectively referred to as "non-Agency RMBS";

•	RMBS for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, or "Agency RMBS";

•	consumer loans and asset-backed securities, or "ABS," backed by consumer loans;

•	commercial mortgage-backed securities, or "CMBS," commercial mortgage loans and other commercial real estate debt;

•	residential mortgage loans;

•	collateralized loan obligations, or "CLOs";

•	corporate debt and equity, including distressed debt and equity; and

•	mortgage-related derivatives.
In addition, in conjunction with our investments in residential and commercial mortgage loans, we may from time to time acquire real property. We may also opportunistically acquire and manage other types of mortgage-related and financial assets not listed above, such as mortgage servicing rights, or "MSRs," and non-mortgage-related derivatives. We also have made, and may in the future make, investments in the debt and/or equity of, other entities engaged in mortgage-related businesses, such as mortgage originators and other mortgage-related entities. In connection with investments in mortgage originators, we may also enter into flow agreements that will allow us to purchase new loans from the mortgage originators in which we invest in accordance with the parameters set forth in the applicable flow agreement.
Our Credit portfolio (as described below), which includes all of our assets other than Agency RMBS, has been the primary driver of our risk and return, and we expect that this will continue in the near to medium term. We also maintain a highly leveraged portfolio of Agency RMBS to take advantage of opportunities in that market sector and to maintain our exclusion from registration as an investment company under the Investment Company Act. Unless we acquire very substantial amounts of whole mortgage loans or there are changes to the rules and regulations applicable to us under the Investment Company Act, we expect that we will maintain a core amount of Agency RMBS.
Historically, our Credit portfolio was primarily focused on U.S. non-Agency RMBS. While we believe investment opportunities in U.S. non-Agency MBS (as defined below) remain, we believe other asset classes currently offer more attractive returns as well as portfolio diversification. These asset classes include consumer loans and ABS backed by consumer loans; residential and commercial mortgage loans, which can be performing, or non-performing, or sub-performing; CLOs; European non-dollar denominated investments; other mortgage-related structured investments; private debt and/or equity investments in mortgage originators and other mortgage-related entities; and corporate debt and equity. Our investments in these asset classes, together with our non-Agency mortgage-backed securities, or "MBS," and real estate owned, are collectively referred to as our Credit portfolio.
We believe that we have been organized and have operated so that we have qualified, and will continue to qualify, to be treated for U.S. federal income tax purposes as a partnership and not as an association or a publicly traded partnership taxable as a corporation.
Our principal executive offices are located at 53 Forest Avenue, Old Greenwich, CT 06870. Our telephone number is (203) 698-1200. Our internet address is www.ellingtonfinancial.com. Our internet web site, and the information contained therein or connected thereto, does not constitute part of this prospectus.

Risk Factors
You should carefully consider all the information contained in this prospectus, including information in documents incorporated by reference, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 8 of this prospectus and those risk factors incorporated by reference herein from our Annual Report on Form 10-K and, to the extent applicable, any reports subsequently filed by us under the Exchange Act.

The Exchange Offer
On August 18, 2017, we completed a private offering of $86,000,000 aggregate principal amount of the outstanding notes.

Exchange Offer	We are offering to exchange outstanding notes for exchange notes. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on October 31, 2017, unless we decide to extend it. We currently do not intend to extend the expiration date.

Resale
Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) and the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Withdrawal
You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes
If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
• you are acquiring the exchange notes in the ordinary course of your business; and
• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Effect on Holders of Outstanding Notes
As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture governing the notes, except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences
The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent
Wilmington Trust, National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Terms of the Exchange Notes
The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. Unless otherwise indicated, references to the “notes” are to the outstanding notes and the exchange notes.

Issuer	Ellington Financial LLC

Securities Offered	$86,000,000 aggregate principal amount of exchange notes.

Maturity Date	The exchange notes will mature on September 1, 2022.

Interest	Interest on the exchange notes will be payable in cash and will accrue at a rate of 5.25% per year.

Interest Payment Dates	We will pay interest on the exchange notes on March 1 and September 1, beginning on March 1, 2018. Interest on the outstanding notes began to accrue from August 18, 2017.

No Guarantees	The exchange notes are not guaranteed by any of our subsidiaries.

Security and Ranking
The exchange notes will be unsecured and will rank equally and ratably with the other senior indebtedness of Ellington Financial LLC, including any outstanding notes. The exchange notes will be effectively subordinated to Ellington Financial LLC’s secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to the indebtedness and other liabilities and preferred equity of our subsidiaries.

As of June 30, 2017, we had approximately $1.207 billion of total consolidated indebtedness, and approximately $953.1 million of total consolidated other liabilities. As of June 30, 2017, all of our total consolidated indebtedness and other liabilities was the secured indebtedness and other liabilities of our subsidiaries.

Restrictive Covenants
The indenture governing the notes, among other things, requires us to maintain a minimum net asset value and unencumbered asset ratio, and restricts our leverage and our ability to transfer our assets substantially as an entirety or merge into or consolidate with any person. See “Description of Notes—Restrictive Covenants” and “Description of Notes —Merger, Consolidation or Sale of Assets.” These covenants are subject to a number of important qualifications and limitations.

Optional Redemption
The exchange notes may be redeemed by us, at our option, in whole or in part, at any time or from time to time prior to March 1, 2022 (the date that is six months prior to the scheduled maturity date of the notes and which we refer to as the “Par Call Date”), at a redemption price equal to 100% of the aggregate principal amount of the exchange notes to be redeemed, plus a “make-whole” premium plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. At any time or from time to time on or after the Par Call Date, we may redeem the exchange notes in whole or in part by paying 100% of the aggregate principal amount of the exchange notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control Offer
If a change of control triggering event as described herein occurs, each holder of the exchange notes may require us to purchase all or a portion of such holder’s exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. See ‘‘Description of Notes—Change of Control Offer.’’

Form and Denominations
The exchange notes will be issued in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. These global securities will be deposited with or on behalf of DTC and registered in the name of a nominee of DTC.

Future Issuances
On August 18, 2017, we issued $86.0 million in aggregate principal amount of notes eligible for exchange in this exchange offer. We may from time to time, without notice to or consent of holders, increase the aggregate principal amount of the notes by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price and, if applicable, the initial interest payment date and the initial interest accrual date, and such additional notes shall form a single series with the notes, provided that such additional notes are fungible with the notes for U.S. federal income tax purposes.

Absence of a Public Market for the Exchange Notes
The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, a market for the exchange notes may not develop or there may be limited liquidity in any such market that may develop. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

Indenture Trustee	Wilmington Trust, National Association

Listing	The exchange notes will not be listed on any securities exchange.

Governing Law	The indenture is, and the exchange notes will be, governed by the laws of the State of New York.

RISK FACTORS
Any investment in the exchange notes involves significant risks. Before making an investment decision, you should carefully read and consider the following risk factors together with the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus before making an investment decision. See “Where You Can Find More Information,” above.
If any of the risks described or incorporated by reference in this prospectus occur, our business, financial condition or results of operations could be materially and adversely affected. The risks and uncertainties described in this prospectus and in the documents incorporated by reference in this prospectus are not the only ones we face. Additional risks and uncertainties not presently known to us, or not presently deemed material by us, may also impair our operations and performance.
Risks Related to the Exchange Offer
Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and no active trading market may develop for the exchange notes.
We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. An active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.
Certain persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the exchange notes.
Based on interpretations of the staff of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against this liability.
Risks Related to the Notes
Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us.
As a holding company, substantially all of our business is conducted through our Operating Partnership and its subsidiaries, which are separate and distinct legal entities and have no contractual or other obligations to make payments due on the exchange notes or to provide funds to us for that purpose. Therefore, our ability to service our indebtedness, including the exchange notes, and to meet our other cash needs is dependent on the earnings of, and the distribution of funds (whether by dividend, distribution, loan or otherwise) to us by, our subsidiaries. The availability of funds from our subsidiaries will depend upon, among other things, their operating results, financial condition and legal or contractual restrictions on their ability to pay dividends and distributions or make loans to us. Several of the financing arrangements our subsidiaries have in place impose limitations on the ability of our subsidiaries to declare and pay dividends. We cannot assure you that our subsidiaries will have sufficient funds, or that the agreements governing the existing and future indebtedness of our subsidiaries will not restrict or prevent our subsidiaries from providing us with sufficient funds, to make payments on the notes when due, and the indenture does not restrict our subsidiaries from entering into such restrictive agreements. In addition, any payment of dividends, distributions or loans to us by our subsidiaries that may be organized or doing business outside of the United States could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate and, even if we are able to repatriate funds from foreign subsidiaries, such repatriation may subject us to significant taxes on those funds. Furthermore, we guarantee many of the obligations of our subsidiaries and such guarantees may require us to provide substantial funds or assets to our subsidiaries or their creditors at a time when we need liquidity to fund our own obligations, such as the exchange notes.

In addition, any right that we have to receive any assets of or distributions from any subsidiary upon its bankruptcy, insolvency, liquidation, reorganization, dissolution or winding-up, or to realize proceeds from the sale of the assets of any subsidiary, would be junior to the claims of that subsidiary's creditors, including trade creditors, and to holders of any preferred equity issued by that subsidiary or any indebtedness or other liabilities guaranteed by that subsidiary.
Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.
We currently have and will continue to have a significant amount of indebtedness. As of June 30, 2017, we had approximately $1.207 billion of total consolidated indebtedness comprised of $1.119 billion of reverse repurchase agreement borrowings and $88.1 million of other secured indebtedness, all of which is the secured indebtedness of our subsidiaries and would rank structurally senior to the exchange notes. In addition, as of June 30, 2017, we had approximately $953.1 million of total consolidated other liabilities, all of which is the other liabilities of our subsidiaries and to which the exchange notes would have been structurally subordinated. After giving effect to the issuance of the outstanding notes on August 18, 2017 and the use of proceeds therefrom, our total outstanding indebtedness would have been approximately $1.292 billion as of June 30, 2017. This substantial level of indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the exchange notes.
Our substantial indebtedness could have important consequences to you and significant effects on our business. For example, it could:
•make it more difficult for us to satisfy our obligations with respect to the notes;
•increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund investments in our targeted assets, working capital and other general corporate purposes;

•limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•restrict us from exploiting business opportunities; and
•limit our ability to borrow additional funds.
Moreover, the financial covenants in the indenture governing the notes are subject to numerous exceptions and permit us to incur indebtedness subject to, among other exceptions, compliance with certain financial ratios and we and our subsidiaries will likely be able to incur substantial additional secured and unsecured indebtedness without violating such covenants. In addition, the indenture does not impose any limitation on the incurrence or issuance by us or our subsidiaries of liabilities that are not considered Indebtedness (as defined under “Description of Notes—Certain Defintions”).
In addition, the agreements that govern our current indebtedness contain, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants that limit or may limit our ability to engage in activities that may be in our long-term best interests.
The notes are structurally subordinated to all of our subsidiaries’ indebtedness and will be effectively junior to all of our future secured indebtedness.
As the notes are not guaranteed by any of our subsidiaries, the notes are structurally subordinated to the indebtedness and other liabilities and preferred equity of our subsidiaries, including any future indebtedness and other liabilities of Ellington Financial LLC that are guaranteed by our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, any right we or any holders of the notes have to participate in the assets of the subsidiary will effectively be subordinated to the claims of creditors of the subsidiary, and following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. We conduct all of our operations and business activities through our Operating Partnership and its subsidiaries. As of June 30, 2017, our subsidiaries had, in the aggregate, total indebtedness and other liabilities of approximately $2.160 billion. As of June 30, 2017, Ellington Financial LLC had no outstanding indebtedness or other liabilities guaranteed by its subsidiaries.
In addition, the notes are effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the exchange notes, such as the outstanding notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness. As of June 30, 2017, Ellington Financial LLC had no outstanding secured indebtedness.

We may not have sufficient funds to purchase the notes upon a Change of Control Triggering Event as required by the indenture governing the notes. The Change of Control Offer covenant provides limited protection.
Holders of the notes may require us to purchase their notes upon a ‘‘Change of Control Triggering Event’’ as defined under ‘‘Description of Notes—Change of Control Offer.’’ A Change of Control (as defined in such section of this prospectus) may also result in holders of certain of our future indebtedness having the right to require us to purchase or repay indebtedness issued under one or more indentures or other agreements. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price of all notes that may be tendered by the holders thereof in such a circumstance plus any other indebtedness that may also become due. Furthermore, the terms of our then existing indebtedness or other agreements may contain covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if we were required to purchase the notes and purchase or repay other indebtedness containing a similar repurchase or repayment requirement.
The Change of Control Offer covenant is a result of negotiations between us and the initial purchaser and is limited to the transactions specified in ‘‘Description of Notes—Change of Control Offer.’’ We have no current intention to engage in a transaction involving a Change of Control Triggering Event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, dispositions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or the credit ratings of the notes or us.
Changes in our credit ratings may adversely affect your investment in the notes.
The credit ratings of our indebtedness are an assessment by rating agencies at the present time of our ability to pay our indebtedness when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. A downgrade or potential downgrade in these ratings or the assignment of new ratings that are lower than existing ratings could reduce the number of potential investors of the notes and adversely affect the prices and liquidity of the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer
We have entered into a registration rights agreement in which we agreed, under certain circumstances, to use our commercially reasonable efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and to use our commercially reasonable efforts to consummate the exchange offer no later than December 18, 2017 or, if required, to file a shelf registration statement under certain circumstances to cover resales of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.
If such obligations are not satisfied (a “Registration Default”), the annual interest rate on the outstanding notes will be increased by 0.25%. The annual interest rate on the outstanding notes will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate described above. If the Registration Default is corrected, the applicable interest rate on the outstanding notes will revert to the original level. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act;

•
you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”
Resale of Exchange Notes
Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•
you cannot rely on the position of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) or similar SEC no-action letters; and

•
in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.
We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute those securities following completion of the offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes.

Terms of the Exchange Offer
On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.
The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture governing the notes, see “Description of Notes.”
The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
As of the date of this prospectus, $86.0 million aggregate principal amount of outstanding notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture governing the notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of such outstanding notes under the registration rights agreement.
We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”
If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date, Extensions and Amendments
As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on October 31, 2017. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer. We expect to keep the exchange offer in effect for a period of 20 business days from the date this registration statement is declared effective by the SEC.
To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•
to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•
subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.
Conditions to the Exchange Offer
Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•
any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution”; or

•
any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
We expressly reserve the right to amend or terminate the exchange offer upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date of the exchange offer in our sole discretion. If we waive a condition for one participant in the exchange offer, such condition will be deemed to have been waived for all participants in the exchange offer. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.
In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.
Procedures for Tendering Outstanding Notes
To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•
complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date; or

•
the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulating Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.
If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce that agreement against such participant.
DTC is referred to herein as a “book-entry transfer facility.”
Acceptance of Exchange Notes
In all cases, we will issue exchange notes for outstanding notes promptly after the expiration date only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”
We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
No Guaranteed Delivery
There are no guaranteed delivery procedures available in connection with the exchange offer. Accordingly, holders of outstanding notes must deliver or cause to be delivered their outstanding notes and all other required documentation to the exchange agent in accordance with the procedures described in this prospectus and the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.
Withdrawal Rights
Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 midnight, New York City time, on the expiration date.
For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.
If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
Exchange Agent
Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By Registered or Certified Mail; Hand or Overnight Delivery:

WILMINGTON TRUST, NATIONAL ASSOCIATION
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Workflow Management—5th Floor

By Facsimile Transmission:
(Eligible Institutions Only)
(302) 636-4139
Attn: Workflow Management—5th Floor

For Information or to Confirm by Telephone Call
(302) 636-6470

Fees and Expenses
The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and all expenses of printing and messenger and delivery services, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses.
We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.
Accounting Treatment
We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes
We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•
certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
Consequences of Failure to Exchange
If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•
as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.
In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Other
Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Month Period Ended June 30, 2017	Fiscal Years Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	2.50x	0.01x(2)	4.16x	7.01x	8.19x	13.46x

(1)	Fixed charges consist of interest expense for the six month period ended June 30, 2017 and for the fiscal years ended December 31, 2016, 2015, 2014, 2013, and 2012.

(2)	For the year ended December 31, 2016, our earnings were insufficient to cover fixed charges at a 1:1 ratio by $16.1 million.
We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. Earnings represent an increase (decrease) in shareholders' equity resulting from operations plus fixed charges, if any. Fixed charges include interest expense. During the periods presented in the table above, no preferred shares were outstanding.

USE OF PROCEEDS
The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

DESCRIPTION OF NOTES
General
The notes were issued under an indenture, dated August 18, 2017 (the “indenture”), between us and Wilmington Trust, National Association, as trustee (the “trustee”). The following description of the notes does not purport to be complete and is subject to and qualified in its entirety by reference to the indenture. You should read the indenture (including the forms of certificates evidencing the notes attached thereto as an exhibit), a copy of which is available from us upon request.
The notes were issued in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange. The notes are unsecured and rank equally with all of our other unsubordinated indebtedness.
The notes are limited to an aggregate principal amount of $86.0 million.
The notes will mature at 100% of their principal amount on September 1, 2022 (the “maturity date”). The notes are not entitled to any sinking fund, which means that the indenture does not require us to redeem or retire the notes periodically. We may, subject to compliance with applicable law, at any time and from time to time, purchase notes in the open market or otherwise.
Payments of principal, interest and premium, if any, to owners of the book-entry interests described below are expected to be made in accordance with the procedures of DTC and its participants.
For purposes of this “Description of Notes” section, references to “we,” “us” and “our” refer only to Ellington Financial LLC and not to any of its subsidiaries or its Manager, and references to the "notes" refer to the exchange notes together with the outstanding notes.
Interest
The notes bear interest at an annual rate equal to 5.25%, subject to adjustment for changes in the ratings of the notes as described below. The interest rate is also subject to increase in the circumstances described under “Exchange Offer; Registration Rights.” All references to interest on the notes include additional interest on the notes to the extent payable as described under “Exchange Offer; Registration Rights.”
Interest on the notes is payable semi-annually in arrears on March 1 and September 1 of each year (each such date, an “interest payment date”), beginning on March 1, 2018, to the persons in whose names the notes are registered at the close of business on the preceding February 15 and August 15 of each year. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including August 18, 2017 or the most recent interest payment date on which interest has been paid to, but excluding, the interest payment date, redemption date or the maturity date, as the case may be.
If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, when used with respect to any note, any day other than a Saturday, a Sunday or a day on which the trustee, paying agent or banking institutions in New York City are authorized or required by law, regulation or executive order to close.
The initial annual interest rate of 5.25% per annum is subject to adjustment from time to time based on changes to the ratings of the notes by one or more ‘‘nationally recognized statistical rating organizations’’ within the meaning of Section 3(a)(62) of the Exchange Act (each, an “NRSRO”).
The annual interest rate on the notes will increase by 0.25% beginning on the first day of any Six-Month Interest Period (as defined below) if as of such day the notes have a Triple-B Rating (as defined below), and likewise it will increase by 0.50% in excess of the initial rate beginning on the first day of any Six-Month Interest Period if as of such day the notes have either a Non-IG Rating (as defined below) or no rating from any NRSRO. In the event the annual interest rate on the notes increases due to one or more downgrades, the rate will revert to the initial interest rate beginning on the first day of any Six-Month Interest Period if as of such day the notes have a Single-A Rating (as defined below), and it will revert to 0.25% over the initial interest rate beginning on the first day of any Six-Month Interest Period if as of such day the notes have been upgraded from a Non-IG Rating to a Triple-B Rating.
We will notify the trustee and DTC in writing of any change in the ratings of the notes and the effective dates thereof, and in no event will the trustee be responsible for monitoring such changes. Further, in no circumstances will the annual interest rate exceed the initial rate by more than 0.50% due to changes in ratings of the notes, and in no event will it ever be less than the initial rate.

Set forth below are the definition of certain terms used in this “—Interest” section.
“Six-Month Interest Period” means the period beginning on each interest payment date for the notes and ending on the day immediately preceding the commencement of the next following interest payment date for the notes. The initial Six-Month Interest Period will begin on the first interest payment date for the notes.
A “Triple-B Rating” will occur if as of the last day of the then current Six-Month Interest Period:

•	assuming the notes are rated by only one NRSRO, the then most recent rating from such NRSRO is no lower than a BBB- and no higher than a BBB+ ;

•	assuming the notes are rated by only two NRSROs, the then lower of the most recent ratings from such NRSROs is no lower than a BBB- and no higher than a BBB+ ; or

•	assuming the notes are rated by three or more NRSROs, the then second lowest of the most recent ratings from such NRSROs is no lower than a BBB- and no higher than a BBB+.
A “Non-IG Rating” will occur if as of the last day of the then current Six-Month Interest Period:

•	assuming the notes are rated by only one NRSRO, the then most recent rating from such NRSRO is BB+ or lower;

•	assuming the notes are rated by only two NRSROSs, the then lower of the most recent ratings from such NRSROs is a BB+ or lower; or

•	assuming the notes are rated by three or more NRSROs, the then second lowest of the most recent ratings from such NRSROs is a BB+ or lower.
A “Single-A Rating” will occur if as of the last day of the then current Six-Month Interest Period:

•	assuming the notes are rated by only one NRSRO, the then most recent rating from such NRSRO is at least an A-;

•	assuming the notes are rated by only two NRSROs, the then lower of the most recent ratings from such NRSROs is at least an A-; or

•	assuming the notes are rated by three or more NRSROs, the then second lowest of the most recent ratings from such NRSROs is at least an A-.
The ratings categories referred to in the preceding definitions are those used by Egan-Jones Ratings Company but are deemed to refer also to the equivalent ratings of any other NRSRO.
We have agreed in the indenture to use our commercially reasonable efforts to maintain a rating of the notes by at least one NRSRO at all times while the notes are outstanding.
Payment and Transfer or Exchange
Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the office of the trustee located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Ellington Financial LLC Administrator). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “Book-Entry Settlement and Clearance.”
A holder may transfer or exchange any certificated notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before providing a notice of redemption of notes to be redeemed.
The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the indenture, and unless otherwise indicated all references to “holders” in this “Description of Notes” section are to registered holders of the notes.
All amounts of principal of and premium, if any, or interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, subject to applicable abandoned property law, and the holders of such notes will thereafter look solely to us for payment.
Ranking
The notes are our senior unsecured obligations and rank equally with all of our other unsubordinated indebtedness from time to time outstanding. The notes are effectively subordinated to our secured indebtedness, to the extent of the value of the collateral securing such indebtedness.

Since we are a holding company, we depend primarily on dividends and advances from our operating subsidiaries to fund our cash needs. A failure by our subsidiaries to generate sufficient cash flow to make dividend payments or advances to us may have a negative impact on our ability to service the notes.
In addition, because the notes are not guaranteed by any of our subsidiaries, the notes are structurally subordinated to the existing and future indebtedness and other liabilities and preferred equity of our subsidiaries, including any indebtedness and other liabilities of ours that are guaranteed by subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, any right we or any holders of the notes have to participate in the assets of the subsidiary will effectively be subordinated to the claims of creditors of the subsidiary, and following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. See “Risk Factors—Risks Relating to the Notes—The notes are structurally subordinated to all of our subsidiaries’ indebtedness and will be effectively junior to all of our future secured indebtedness” in this prospectus.
As of June 30, 2017, we had approximately $1.207 billion of total consolidated indebtedness comprised of $1.119 billion of reverse repurchase agreement borrowings and $88.1 million of other secured indebtedness, all of which is the secured indebtedness of our subsidiaries and would rank structurally senior to the notes. In addition, as of June 30, 2017, we had approximately $953.1 billion of total consolidated other liabilities, all of which is the other liabilities of our subsidiaries and to which the notes would have been structurally subordinated.
Optional Redemption by Us
We may redeem the notes at our option, in whole or in part, at any time or from time to time prior to March 1, 2022 (the date that is six months prior to the scheduled maturity date of the notes and which we refer to as the “Par Call Date”), at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date:

•	100% of the aggregate principal amount of the notes to be redeemed; or

•
the sum of the present values, determined as provided below, of the remaining scheduled payments of principal and interest on the notes to be redeemed that would have been due if the notes matured on the Par Call Date.

In determining the present values of the remaining scheduled payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.50% (50 basis points). Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to the relevant redemption date will be payable to the holders of such notes registered as such at the close of business on the relevant record date according to their terms and the provisions of the indenture.
We may redeem the notes at our option, in whole or in part, at any time or from time to time on or after the Par Call Date, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed, determined as if the notes matured on the Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes.
“Comparable Treasury Price” means, with respect to any redemption date for the notes, (i) the arithmetic average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we obtain fewer than five such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.
“Independent Investment Banker” means, with respect to any redemption date for the notes, one of the Reference Treasury Dealers selected by us or, if such firms or any such successors, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us.
“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.
“Reference Treasury Dealers” means, with respect to any redemption date for the notes, (i) a Primary Treasury Dealer selected by Sandler O’Neill & Partners, L.P. and (ii) four other Primary Treasury Dealers selected by us; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date for the notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or (2) if the release referred to in clause (1) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Company shall calculate the Treasury Rate on the third business day preceding the redemption date.
Notice of any redemption will be sent at least 20 days but not more than 60 days before the redemption date to (w) each holder of notes to be redeemed at such holder’s registered address, (x) to the trustee, (y) to the security registrar to forward to each holder of notes to be redeemed at such holder’s registered address, or (z) otherwise in accordance with the procedures of DTC. If less than all the notes are to be redeemed at our option, and the notes are represented by global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes held by DTC, the trustee will select, in such manner as it deems fair and appropriate, the notes (or portions thereof) to be redeemed. The trustee shall have no duty to calculate or verify the calculation of the redemption price.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.
Additional Notes
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects (other than the issue date, offering price or the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have similar terms as to ranking, redemption, waivers, amendments or otherwise as the notes, and will vote together as one class on all matters with respect to the notes, provided that such additional notes either shall be fungible with the notes for federal income tax purposes or shall be issued under a different CUSIP number.
Change of Control Offer
Upon the occurrence of a Change of Control Triggering Event (as defined below), each holder of notes will have the right to require us to purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of the holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent that we have exercised our right to redeem the notes as described under ‘‘—Optional Redemption.’’
For purposes of this covenant, ‘‘Change of Control’’ means the occurrence of any one of the following:

a)
the sale, assignment, transfer, lease or other conveyance (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of us and our Subsidiaries taken as a whole to any ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one or more of our Subsidiaries or a combination thereof or a person controlled by us or one or more of our Subsidiaries or a combination thereof; or

b)
the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act) (other than any Subsidiary of ours) becomes the ‘‘beneficial owner’’ (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock (as defined below), measured by voting power rather than number of shares or the like.

Notwithstanding the foregoing, a transaction will not be deemed to involve a ‘‘Change of Control’’ under clause (b) above if (i) we become a direct or indirect wholly owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of our Voting Stock immediately prior to such transaction or (B) immediately following such transaction no ‘‘person’’ (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the ‘‘beneficial owner’’ (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of such holding company, measured by voting power rather than number of shares or the like.
‘‘Change of Control Triggering Event’’ means the notes fail to have at least a Triple-B Rating on any date during the period (the ‘‘Trigger Period’’) commencing on the date of the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which 60-day period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade as a result of the Change of Control by any of the NRSROs). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
Within 60 days following the date upon which the Change of Control Triggering Event has occurred, or, at our option, prior to any Change of Control but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the notes as described under ‘‘—Optional Redemption,’’ we will send a notice (a ‘‘Change of Control Offer’’) to each holder of notes with a copy to the trustee, which notice will govern the terms of the Change of Control Offer, stating:

•
that a Change of Control Triggering Event has occurred or may occur and that such holder has or may have the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to but excluding the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

•	the circumstances regarding such Change of Control Triggering Event;

•
the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after consummation of the Change of Control and (ii) on the date of the Change of Control, if sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the ‘‘Change of Control Payment Date’’); and

•	the instructions that a holder must follow in order to have its notes purchased.
Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled ‘‘Option of Holder to Elect Purchase’’ on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
We may make a Change of Control Offer in advance of a Change of Control and the Change of Control Payment Date, and our Change of Control Offer may be conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw the notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 20 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date).
We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms described in this prospectus, we shall comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.
The definition of Change of Control includes a phrase relating to the sale, assignment, transfer, lease or other conveyance of ‘‘all or substantially all’’ of the properties and assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of us and the Subsidiaries taken as a whole to another person may be uncertain.

Restrictive Covenants
The indenture contains the covenants set forth below. For the definition of certain terms used in this “—Restrictive Covenants” section, see “—Certain Definitions” below.
Maintenance of Minimum Net Asset Value
The indenture provides that our Net Asset Value as of the close of business on the last day of each of our fiscal quarters must be equal to or greater than $325,000,000 plus the greater of (i) zero dollars and (ii) 50% of Net Equity Capital Activity.
Maintenance of Consolidated Recourse Indebtedness to Net Asset Value
The indenture provides that the ratio of our Consolidated Recourse Indebtedness to our Net Asset Value as of the close of business on the last day of each of our fiscal quarters must be equal to or less than 3.5 to 1.0.

Maintenance of Consolidated Unencumbered Assets
The indenture provides that the ratio of our Consolidated Unencumbered Assets as of the close of business on the last day of each of our fiscal quarters to the aggregate principal amount of the notes outstanding as of each such date must be equal to or greater than 1.12 to 1.0.
Operating Partnership
We have advanced to our Operating Partnership the net proceeds from our issue and sale of the notes in exchange for a promissory note from our Operating Partnership (the “Intercompany Note”) payable to us in the same amount and having substantially the same economic terms as the notes. The indenture requires us to remain as the managing member of our Operating Partnership and to cause our Operating Partnership to perform its obligations under the Intercompany Note. In addition, the indenture prohibits us from creating a Lien on the Intercompany Note to secure any Indebtedness for borrowed money.
Merger, Consolidation or Sale of Assets
The indenture provides that we shall not, in any transaction or series of related transactions, consolidate with or merge into any person or sell, assign, transfer, lease or otherwise convey all or substantially all of our properties and assets to any person unless:
(1)    either (A) we shall be the continuing person (in the case of a merger) or (B) the successor person (if other than us) formed by such consolidation or into which we merged or which acquires by sale, assignment, transfer, lease or other conveyance all or substantially all of our properties and assets shall be a corporation (as defined in the indenture) organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the outstanding notes and the due and punctual performance and observance of every obligation in the indenture and the outstanding notes to be observed or performed by us;
(2)    immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(3)    we shall have delivered to the trustee the officer’s certificate and opinion of counsel called for by the indenture.
Upon any consolidation by us with or merger of us into any other person or any sale, assignment, transfer, lease or other conveyance of all or substantially all of our properties and assets to any person in accordance with the provisions described in the preceding paragraph, the successor person or the person to which such sale, assignment, transfer or lease or other conveyance is made shall succeed to, and be substituted for, us under the indenture and the notes and, thereafter, except in the case of a lease, we shall be released from all obligations under the indenture and the notes.
For purposes of this covenant, the sale, assignment, transfer, lease or conveyance of all or substantially all of the properties and assets of one or more of our Subsidiaries, which properties and assets, if held by us instead of such Subsidiaries, would constitute all or substantially all of our properties and assets on a consolidated basis, will be deemed to be the sale, assignment, transfer, lease or conveyance of all or substantially all of our properties and assets.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties and assets of a person.

Delivery of Rule 144A Information
The indenture provides that, if at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will prepare and will furnish to any holder of notes, any beneficial owner of an interest in a global note and any prospective purchaser or other prospective transferee of notes designated by a holder of notes or a beneficial owner of an interest in a global note, promptly upon request and at our expense, the financial statements and other information specified in Rule 144A(d)(4) (or any successor provision thereto) under the Securities Act, in each case to the extent necessary to permit the resale or other transfer of notes by such holder or beneficial owner to be made in compliance with Rule 144A under the Securities Act.
Certain Definitions
Set forth below are the definitions of certain terms used in this "Description of Notes" section. Reference is made to the indenture for the definition of certain other terms defined in the indenture and used in this "Description of Notes" section for which no definitions are provided herein.
“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.
“Cash Management Obligations” means obligations of any of our Subsidiaries or us in relation to (1) treasury, depository or cash management services, arrangements or agreements (including, without limitation, credit, debt or other purchase card programs and intercompany cash management services) or any automated clearinghouse (“ACH”) transfers of funds (including reimbursement and indemnification obligations with respect to letters of credit or similar instruments), and (2) netting services, overdraft protections, controlled disbursement, ACH transactions, return items, interstate deposit network services, supplier services, cash pooling and operational foreign exchange management, Society for Worldwide Interbank Financial Telecommunication transfers and similar programs.
“Consolidated Recourse Indebtedness” means, as of any determination date, the aggregate of our and our Subsidiaries’ Recourse Indebtedness determined on a consolidated basis in accordance with GAAP; provided, however, that, notwithstanding anything to the contrary contained in the indenture, for purposes of determining compliance with the “—Maintenance of Consolidated Recourse Indebtedness to Net Asset Value” covenant and the “—Maintenance of Consolidated Unencumbered Assets” covenant, Consolidated Recourse Indebtedness shall not include any Permitted Indebtedness.
“Consolidated Unencumbered Assets” as of any date means all of the assets (excluding intangibles) of us and our Subsidiaries that are not subject to a Lien (other than a Permitted Lien) securing Indebtedness, all on a consolidated basis for us and our Subsidiaries in accordance with GAAP.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Full Margin Derivative Contract” means a derivative contract between our Subsidiary or us (an “Ellington Party”) and a counterparty (the “Derivative Counterparty”) under which the Derivative Counterparty has the right on any business day to demand that the Ellington Party maintain variation margin for the benefit of the Derivative Counterparty in an amount equal to the net mark-to-market value of all derivative contracts between the Ellington Party and the Derivative Counterparty (subject, if applicable, to minimum threshold amounts and/or minimum transfer amounts each not to exceed $1 million).
“GAAP” means generally accepted accounting principles in the United States of America.
“Indebtedness” means, with respect to us or any of our Subsidiaries, without duplication:
(1)      the principal amount of indebtedness of such Person for borrowed money;
(2)      the principal amount of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)      all Capitalized Lease Obligations of such Person;
(4)      all payment obligations of such Person issued or assumed as the deferred purchase price of property and all payment obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;

(5)      the principal component of all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (except in each case to the extent such obligations relate to trade payables or other accrued liabilities arising in the ordinary course of business);

(6)	all repurchase obligations (excluding accrued interest or any portion of such obligations representing accrued interest) of such Person under Repurchase Agreements to which it is party;

(7)
any commitment to make loans, advances or other Investments, or to purchase Investments, Persons or other securities or assets (but, in each case, excluding payment obligations for Investments, Persons or other securities or assets purchased in the ordinary course of business);

(8)	obligations of such Person under derivative contracts; and

(9)	indebtedness of other Persons of the types referred to in clauses (1) through (8) above to the extent (and only to the extent) guaranteed by us or any of our Subsidiaries;
provided, however, that, notwithstanding anything to the contrary contained in the indenture, Indebtedness shall not include:

•	Intercompany Indebtedness;

•
payment obligations for securities purchased in the ordinary course of business consistent with past practice, trade accounts payable and other accrued liabilities arising in the ordinary course of business and all obligations respecting the purchase of property or assets other than those relating to payment of the purchase price of the applicable property or assets;

•
any commitment to make loans, advances or other Investments, or to purchase Investments, Persons or other securities or assets to the extent that there is no recourse to us or any of our Subsidiaries other than to the extent of the value of such Investments, securities or other assets;

•
obligations of any of our Subsidiaries or us under derivative contracts to the extent that either (a) there is no recourse to such Subsidiary or us other than for any collateral posted in connection with such derivative contracts or (b) such derivative contract is a Full Margin Derivative Contract;

•
obligations of any of our Subsidiaries or us arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

•
(x) obligations of any of our Subsidiaries or us in respect of banker’s acceptances, workers’ compensation claims, surety, performance, bid, customs, stay, appeal, tax or similar bonds, security deposits, performance or completion guarantees and payment obligations in connection with self-insurance or similar obligations provided or obtained by any of our Subsidiaries or us in the ordinary course of business and (y) obligations of any of our Subsidiaries or us owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations, taxes or contributions for social security, wages or unemployment, health, disability or other employee benefits, or property, casualty or liability insurance provided to any of our Subsidiaries or us pursuant to reimbursement or indemnification obligations of such Person, in each case incurred in the ordinary course of business;

•
obligations of any of our Subsidiaries or us arising from agreements of any of our Subsidiaries or us providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case incurred or assumed in connection with an investment in or the acquisition or disposition of any business, Investments or other securities or assets of any of our Subsidiaries or us or any business, Investments, other securities or assets or Equity Interests of any of our Subsidiaries, other than guarantees of obligations incurred by any Person acquiring all or any portion of such business, Investments, assets or Equity Interests for the purpose of financing such acquisition;

•
obligations incurred by any of our Subsidiaries or us in connection with (i) insurance premium financing arrangements, (ii) deferred compensation payable to directors, officers, members of management, employees or consultants of any of our Subsidiaries or us or of our Manager or any Subsidiary of our Manager, (iii) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to real property of any of our Subsidiaries or us, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (v) obligations, contingent or otherwise, for the payment of money under any non-compete, consulting or similar arrangements entered into with the seller of a business or any other similar arrangements providing for the deferred payment of the purchase price for an Investment or other securities or assets or any other acquisition;

•
obligations of any of our Subsidiaries or us owed to banks and other financial institutions incurred in the ordinary course of business of our Subsidiaries and us in connection with Cash Management Obligations and other ordinary banking arrangements to provide treasury services or to manage cash balances of our Subsidiaries and us; and

•
obligations consisting of promissory notes issued by any of our Subsidiaries or us to future, present or former directors, officers, employees or consultants of any of our Subsidiaries or us or our Manager or any of its Subsidiaries or their respective assigns, estates, heirs, family members, spouses, former spouses, domestic partners or former domestic partners to finance the purchase, redemption or other acquisition, cancellation or retirement of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests or other equity-based awards, of any of our Subsidiaries or us.

For purposes of determining the amount of Indebtedness under any covenants, definitions or other provisions of the indenture: (a) guarantees of, and obligations in respect of, letters of credit, bankers’ acceptances and other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included and the incurrence or creation of any such guarantees, obligations or Liens shall not be deemed to be the incurrence of Indebtedness; (b) unless otherwise expressly provided in the indenture, the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (c) the amount of a guarantee of Indebtedness of another Person shall be the amount of such liability as determined in accordance with GAAP; (d) the amount of any commitment to make loans, advances or other Investments, or to purchase Investments, Persons or other securities or assets shall be the amount of such liability as determined in accordance with GAAP; (e) for a group of derivative contracts (which may be one derivative contract) constituting Indebtedness between an Ellington Party and a Derivative Counterparty, the amount of Indebtedness for such group shall be the excess, if any, of the aggregate liabilities in such group over the aggregate assets in such group, each as determined in accordance with GAAP; and (f) if any Person shall own, directly or indirectly, less than 100% of the outstanding common Equity Interests of any Subsidiary of such Person, then only a pro rata portion of the Indebtedness of such Subsidiary shall be included for purposes of determining the amount of Indebtedness of such Person and its Subsidiaries on a consolidated basis. For purposes of clarity, it is understood and agreed that, anything in the indenture to the contrary notwithstanding, Indebtedness of variable interest entities (within the meaning of GAAP) shall not be deemed Indebtedness of any Person or any of its Subsidiaries.
“Insolvency Event” means, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any part of its assets or property in an involuntary case under any applicable Insolvency Law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any part of its assets or property, or ordering the winding‑up or liquidation of such Person’s affairs, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any applicable Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of any action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” means Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Intercompany Indebtedness” means Indebtedness of any of our Subsidiaries or us owing to any of our Subsidiaries or us.
“Investment” means any direct or indirect loan, loan origination or other extension of credit (including, without limitation, a guarantee), any capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), any Equity Interests, bonds, notes, debentures or other securities or evidences of indebtedness, any servicing rights, any real property or interests in real property (including, without limitation, improvements, fixtures and accessions thereto and ground leases), and any other investment assets (whether tangible or intangible). “Investment” shall exclude extensions of trade credit in the ordinary course of business, but, unless otherwise expressly stated or the context otherwise requires, shall include acquisitions of any of the foregoing or of any Person, whether by merger, consolidation, acquisition of Equity Interests or assets or otherwise.
“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).
“Net Asset Value” means, as of the date of determination, the total value of the assets less the total value of the liabilities shown on our consolidated statement of assets, liabilities and equity on such date, as calculated and determined in accordance with GAAP.

“Net Cash Proceeds” means with respect to any issuance or sale of Equity Interests or incurrence of Indebtedness, the cash proceeds of such issuance, sale or incurrence, as the case may be, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts and commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance, sale or incurrence, as the case may be, and net of taxes paid or payable as a result thereof.
“Net Equity Capital Activity” means the aggregate Net Cash Proceeds from the sale by us of our Equity Interests at any time after the date of the indenture less (i) the aggregate amount paid by us after the date of the indenture to repurchase our Equity Interests and (ii) the aggregate amount of cash distributions made by us to the holders of our Equity Interests at any time after the date of the indenture.
“Non-Recourse Exclusions” means, with respect to any Securitization or Indebtedness, (a) such representations, warranties, covenants and indemnities which are customarily (as determined by us) made by sellers of financial assets or other Securitization Assets, including without limitation, Securitization Repurchase Obligations, (b) such customary (as determined by us) carve-out matters for which we or any of our Subsidiaries acts as guarantor in connection with any such Securitization or Indebtedness, such as fraud, misappropriation and misapplication of funds, misrepresentation, criminal acts, repurchase obligations for breach of representations or warranties, environmental indemnities, Insolvency Events, non‑approved transfers, material adverse effect clauses, and regulatory proceedings.
“Non-Recourse Indebtedness” means Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions) is contractually limited to specific assets encumbered by a Lien securing such Indebtedness.
“Permitted Indebtedness” means, without duplication, Indebtedness of any of our Subsidiaries or us to the extent the Net Cash Proceeds from such Indebtedness are, within 120 days after such Indebtedness is incurred:

•	used to purchase any or all of the notes tendered in a Change of Control Offer made as a result of a Change of Control Triggering Event;

•	used to redeem any or all of the notes pursuant to the Indenture; or

•	deposited to effect defeasance or covenant defeasance or satisfaction and discharge of the notes pursuant to the Indenture.
Accrual of interest, accretion or amortization of original issue discount and payment of interest on any Indebtedness in the form of additional Indebtedness with substantially the same terms will not be deemed to be an incurrence of Indebtedness for purposes of the definition of “Permitted Indebtedness.”
“Permitted Liens” means:

•	Liens securing our obligations under the notes;

•
Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided any reserve or other appropriate provision as is required by GAAP has been made therefor; and

•
Liens of a depository institution or broker-dealer arising solely by virtue of any contractual, statutory or common law provisions relating to broker’s Liens, banker’s Liens, rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds maintained with such depository institution or broker-dealer.

“Recourse Indebtedness” means all Indebtedness other than Non-Recourse Indebtedness and Securitization Indebtedness.
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, replace or refund (including pursuant to any defeasance, covenant defeasance or satisfaction, discharge or similar mechanism), or to issue a security or incur new Indebtedness in exchange or replacement for such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Repurchase Agreement” means an agreement between us and/or any of our Subsidiaries, as seller (in any such case, the “Repo Seller”), and one or more banks, other financial institutions and/or other investors, lenders or other Persons, as buyer (in any such case, the “Repo Buyer”), and any other parties thereto, under which we and/or such Subsidiary or Subsidiaries, as the case may be, are permitted to finance the origination or acquisition of loans, Investments, Equity Interests, other securities, servicing rights and/or any other tangible or intangible property or assets and interests in any of the foregoing (collectively,  “Applicable Assets”) by means of repurchase transactions (including reverse repos) pursuant to which the Repo Seller sells, on one or more occasions, Applicable Assets to the Repo Buyer with an obligation of the Repo Seller to repurchase such Applicable Assets on a date or dates and at a price or prices specified in or pursuant to such agreement, and which may also provide for payment by the Repo Seller of interest, fees, expenses, indemnification payments and other amounts, and any other similar agreement, instrument or arrangement, together with any and all existing and future documents related thereto (including, without limitation, any promissory notes, security agreements, intercreditor agreements, mortgages, other collateral documents and guarantees), in each case as the same may have been or may be amended, restated, amended and restated, supplemented, modified or Refinanced in any manner (whether before, upon or after termination or otherwise) in whole or in part from time to time (including successive amendments, restatements, amendments and restatements, supplements, modifications or Refinancings of any of the foregoing), and whether or not with the original or other sellers, buyers, guarantors, agents, lenders, banks, financial institutions, investors or other parties.
“Securitization” means a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans and related assets, accounts receivable, real estate assets, mortgage receivables, corporate loans, consumer loans, Investments or any other assets capable of being securitized (collectively, “Securitization Assets”) by which we and/or any of our Subsidiaries directly or indirectly participates as a seller or transferor in the securitization of a pool of specified Securitization Assets or incurs Non‑Recourse Indebtedness secured by specified Securitization Assets, including any such transaction involving the sale of Securitization Assets.
“Securitization Indebtedness” means (i) Indebtedness of any of our Affiliates or us incurred pursuant to Securitizations and (ii) any Indebtedness consisting of advances made to any of our Affiliates or us based upon securities issued in a Securitization and acquired or retained by any of our Affiliates or us.
“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Securitization to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Subsidiary” means (i) any corporation a majority of whose outstanding Voting Stock is at the time owned, directly or indirectly, by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, (ii) any general partnership, limited liability company, joint venture or similar entity, a majority of whose outstanding partnership, membership or similar interests is at the time owned by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries and (iii) any limited partnership of which we or any of our subsidiaries is a general partner.
“Voting Stock,” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Events of Default, Notice and Waiver
An “Event of Default” with respect to the notes is defined in the indenture as being:
(i)    default for 30 days in the payment of any interest on any note;
(ii)    default in the payment of any principal of or premium, if any, on any note when due;
(iii)    default by us in the performance, or breach, of any other covenant or warranty in the indenture or in the notes which shall not have been remedied for a period of 60 days after written notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding;
(iv)    default under any bond, note, debenture or other evidence of indebtedness for borrowed money of or guaranteed by us or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for borrowed money of or guaranteed by us that results in the acceleration of such indebtedness in an aggregate principal amount exceeding $50,000,000 or which constitutes a failure to pay when due (after expiration of any applicable grace period) such indebtedness in an aggregate principal amount exceeding $50,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or
(v)    certain events of bankruptcy, insolvency or reorganization involving us.
The indenture provides that the trustee may withhold notice to the holders of the notes of the occurrence of a default with respect to the notes (except a default in payment of principal, premium, if any, or interest) if the trustee considers it in the interest of the holders to do so.
If an Event of Default with respect to the notes (other than an Event of Default specified in paragraph (v) above) occurs and is continuing, either the trustee by written notice to us or the holders of at least 25% of the aggregate principal amount of the notes then outstanding by written notice to us (with a copy to the trustee) may declare the principal of all the notes, and accrued and unpaid interest, if any, thereon, to be due and payable immediately. If an Event of Default specified in paragraph (v) above occurs and is continuing, then the principal of all the notes, and accrued and unpaid interest, if any, thereon, shall be automatically due and payable. At any time after the notes have been accelerated, but before a judgment or decree based on acceleration has been obtained, the holders of a majority of the aggregate principal amount of notes then outstanding may, under certain circumstances, rescind and annul such acceleration.
If a default occurs with respect to any covenant described under “Maintenance of Minimum Net Asset Value,” “Maintenance of Consolidated Recourse Indebtedness to Net Asset Value,” and “Maintenance of Consolidated Unencumbered Assets,” in “—Restrictive Covenants” above, such default and all consequences thereof will be annulled, waived and rescinded automatically, without any action by the trustee or the holders of the notes and without giving rise to an Event of Default, if within the 60-day cure period following the giving of written notice to the Company of such default, the Company delivers an officer’s certificate to the trustee stating that, as of a specified date subsequent to the end of the applicable fiscal quarter, such default has been cured.
The indenture provides that, subject to the duty of the trustee during the continuance of an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders shall have offered to the trustee satisfactory security or indemnity. Subject to the foregoing, the holders of a majority of the aggregate principal amount of the notes then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the notes.
No holder of any notes will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless: (i) such holder previously has given written notice to the trustee of a continuing Event of Default with respect to the notes; (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request to institute such proceeding as trustee, and offered to the trustee reasonably satisfactory indemnity against costs, expenses and liabilities incurred in compliance with such request; (iii) in the 60-day period following receipt of the notice, request and offer of indemnity referred to above, the trustee has failed to initiate such proceeding; and (iv) during such 60-day period, the trustee has not received from the holders of a majority of the aggregate principal amount of the notes then outstanding a direction inconsistent with such request.
Notwithstanding the provisions described in the immediately preceding paragraph or any other provision of the indenture, the holder of any note shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest on such note on the respective dates such payments are due and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder.
We are required to furnish to the trustee an officer’s certificate within 60 days of the end of each of our first three fiscal quarters as to our compliance with the three maintenance covenants in the indenture. We are also required to furnish to the trustee an officer’s certificate within 120 days of the end of each fiscal year as to our performance of, or compliance with, all of our obligations under the indenture, including the three maintenance covenants. The trustee shall have no duty to monitor, inquire as to or ascertain compliance with, or the performance of, our obligations under the indenture other than our obligations with respect to payment of principal or interest due on any note, provided that the trustee remains the paying agent for the notes.

Modification of the Indenture
The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, to modify or amend any of the provisions of the indenture or of the notes or the rights of the holders of the notes under the indenture, provided that no such modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any notes;

•	reduce the principal amount of any notes or any premium thereon, or reduce the rate of interest thereon;

•	change any place where, or the currency in which, any notes are payable;

•	impair the holder’s right to institute suit to enforce the payment of any notes when due;

•
reduce the aforesaid percentage of notes, the consent of whose holders is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences); or

•	reduce the requirements for a quorum or voting at a meeting of holders of the notes,

without in each case obtaining the consent of the holder of each note then outstanding that is so affected.

The indenture also contains provisions permitting us and the trustee, without notice to or the consent of the holders of any notes, to modify or amend the indenture in order to, among other things:

•	add to the Events of Default or our covenants for the benefit of the holders of the notes;

•
cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein or to make any other provisions with respect to matters or questions arising under the indenture which shall not materially adversely affect the interests of the holders of the notes, as determined by us;

•	provide for the assumption of our obligations under the indenture and the notes in the case of a merger or consolidation or conveyance of all or substantially all of our assets;

•	provide security for or a guarantee of the notes;

•	provide for a successor trustee or the appointment of more than one trustee; or

•	conform the text of the indenture or the notes to any provision of the “Description of Notes” section of the offering memorandum related to the initial issuance of the outstanding notes.
The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of all holders of notes, waive compliance by us with certain provisions of the indenture, including the covenants described above under “—Restrictive Covenants.” The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of all holders of notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on any notes or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each note.
The indenture contains provisions for convening meetings of the holders of notes. A meeting may be called at any time by the trustee and also, upon request, by us or the holders of at least 10% in aggregate principal amount of the notes then outstanding, in any such case upon notice given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each note affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture will be binding on all holders of notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the notes then outstanding.
In determining whether the holders of the requisite aggregate principal amount of the notes then outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, any note owned by us or any other obligor on the notes or any affiliate of ours or such other obligor shall be deemed not to be outstanding.

Discharge, Defeasance and Covenant Defeasance
Upon our direction, the indenture shall cease to be of further effect (subject to the survival of certain provisions thereof) when (i) either (A) all notes then outstanding have been delivered to the trustee for cancellation (subject to certain exceptions) or (B) all notes then outstanding have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, money in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the stated maturity or redemption date thereof, as the case may be, (ii) we have paid all other sums payable under the indenture, and (iii) certain other conditions are met.
Subject to the satisfaction of certain conditions set forth in the indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold money for payment in trust) (“defeasance”), or (b) to be released from our obligations with respect to the notes described above under “—Restrictive Covenants” and certain other restrictive covenants in the indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient, in the opinion of a nationally-recognized firm of independent public accountants, investment bank or appraisal firm expressed in a written certification thereof delivered to the trustee, to pay the principal of and any premium and interest on the notes on the scheduled due dates therefor or the applicable redemption date, as the case may be. Such conditions to defeasance or covenant defeasance include the delivery to the trustee of an opinion of independent counsel in the United States to the effect that the beneficial owners of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.
In the event we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default other than an Event of Default resulting from a breach of a covenant as to which there has been covenant defeasance, the amount of money and/or U.S. government obligations deposited with the trustee to effect such covenant defeasance may not be sufficient to pay amounts due on the notes at the time of any acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

Trustee, Paying Agent and Security Registrar
Wilmington Trust, National Association acts as trustee, paying agent and security registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee and its affiliates in the ordinary course of business. Upon the occurrence of a default or an Event of Default under the notes, the trustee may be deemed to have a conflicting interest with respect to any of our other debt securities as to which it acts as trustee and we are not in default for purposes of the Trust Indenture Act of 1939, as amended, and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus, including the Annexes, as any broker-dealer may request in the letter of transmittal. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.
We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify any holder who participates in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.
In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS
The validity and enforceability of the exchange notes will be passed upon for us by Vinson & Elkins L.L.P.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is only part of a registration statement on Form S-4 we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the next paragraph.
Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov. In addition, copies of our SEC filings are available free of charge through our website (www.ellingtonfinancial.com) as soon as reasonably practicable after filing with the SEC. The information contained on, or otherwise accessible through our website is not part of, or incorporated by reference into, this prospectus.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN OCTOBER 24, 2017, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

DOCUMENTS INCORPORATED BY REFERENCE
We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. These documents contain important information about us, our business and our finances. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the original statement. The following documents previously filed with the SEC pursuant to the Exchange Act are incorporated by reference into this prospectus and registration statement of which this prospectus is a part except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017;

•	Our Current Reports on Form 8-K filed on February 9, 2017, May 2, 2017, May 18, 2017, August 1, 2017, August 16, 2017 and August 22, 2017;

•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2017;

•	All other reports we have filed pursuant to Section 13(a), 13(c), 14 and 15(a) of the Exchange Act since December 31, 2016; and

•
The description of our common shares incorporated by reference in our registration statement on Form 8-A/A filed on October 5, 2010 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.
We also incorporate by reference any of the following documents that we file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part through the date the exchange offer is terminated (other than any portion of these documents that is furnished or otherwise deemed not to be filed):

•	Reports filed under Section 13(a) and (c) of the Exchange Act;

•	Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.
To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us in writing or by phone at:
Ellington Financial LLC
53 Forest Avenue
Old Greenwich, CT 06870
(203) 409-3575

Annex A
Letter of Transmittal
ELLINGTON FINANCIAL LLC
OFFER TO EXCHANGE
$86,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS 5.25% SENIOR NOTES DUE 2022 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF ITS OUTSTANDING UNREGISTERED 5.25% SENIOR NOTES DUE 2022
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 31, 2017 (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 31, 2017.
The Exchange Agent for the Exchange Offer is:
WILMINGTON TRUST, NATIONAL ASSOCIATION

By Registered or Certified Mail; Hand or Overnight Delivery:

WILMINGTON TRUST, NATIONAL ASSOCIATION
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1626
Attention: Workflow Management—5th Floor

By Facsimile Transmission:
(Eligible Institutions Only)
(302) 636-4139
Attn: Workflow Management—5th Floor

For Information or to Confirm by Telephone Call
(302) 636-6470

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
Holders of Outstanding Notes (as defined below) should complete this Letter of Transmittal either if Outstanding Notes are to be forwarded herewith or if tenders of Outstanding Notes are to be made by book-entry transfer to an account maintained by the Exchange Agent at the book-entry transfer facility specified by the holder pursuant to the procedures set forth in “The Exchange Offer—Book-Entry Delivery Procedures” and “The Exchange Offer—Procedures for Tendering Outstanding Notes” in the Prospectus (as defined below) and an “Agent’s Message” (as defined below) is not delivered. If tender is being made by book-entry transfer, the holder must have an Agent’s Message delivered in lieu of this Letter of Transmittal.
Unless the context otherwise requires, the term “holder” for purposes of this Letter of Transmittal means any person in whose name Outstanding Notes are registered or any other person who has obtained a properly completed bond power from the registered holder or any person whose Outstanding Notes are held of record by The Depository Trust Company (“DTC”).
The undersigned acknowledges receipt of the Prospectus dated September 29, 2017 (as it may be amended or supplemented from time to time, the “Prospectus”) of Ellington Financial LLC (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Issuer’s offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to $86,000,000 of their 5.25% Senior Notes due 2022 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding unregistered 5.25% Senior Notes due 2022 (the “Outstanding Notes”).
For each Outstanding Note accepted for exchange, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. The Exchange Notes will accrue interest at a rate of 5.25% per annum and will be payable on March 1 and September 1 of each year. The Outstanding Notes began to accrue interest from August 18, 2017.
Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.
YOUR BANK OR BROKER CAN ASSIST YOU IN COMPLETING THIS FORM. THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE EXCHANGE AGENT, WHOSE ADDRESS AND TELEPHONE NUMBER APPEAR ON THE FRONT PAGE OF THIS LETTER OF TRANSMITTAL.
The undersigned has completed the appropriate boxes below and signed this Letter of Transmittal to indicate the action that the undersigned desires to take with respect to the Exchange Offer.

PLEASE READ THE ENTIRE LETTER OF TRANSMITTAL AND THE PROSPECTUS CAREFULLY BEFORE CHECKING ANY BOX BELOW.
List below the Outstanding Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, the certificate numbers and aggregate principal amounts of Outstanding Notes should be listed on a separate signed schedule affixed hereto.
All Tendering Holders Complete Box 1:
Box 1*
Description of Outstanding Notes Tendered Herewith

Name(s) and Address(es) of Registered Holder(s)	Series of Outstanding Notes Being Tendered	Certificate or Registration Number(s) of Outstanding Notes**	Aggregate Principal Amount Represented by Outstanding Notes	Aggregate Principal Amount of Outstanding Notes Being Tendered***

Total:

*	If the space provided is inadequate, list the certificate numbers and principal amount of Outstanding Notes on a separate signed schedule and attach the list to this Letter of Transmittal.

**	Need not be completed by book-entry holders.

***
The minimum permitted tender is $2,000 in principal amount. All tenders must be in the amount of $2,000 or in integral multiples of $1,000 in excess thereof. Unless otherwise indicated in this column, the holder will be deemed to have tendered the full aggregate principal amount represented by such Outstanding Notes. See instruction 2.

Box 2
Book-Entry Transfer
☐    CHECK HERE IF ANY TENDERED OUTSTANDING NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:
Name of Tendering Institution:    ___________________________________________________________________________
Account Number:______________________________________________________________________________________
Transaction Code Number:_______________________________________________________________________________
Holders of Outstanding Notes that are tendering by book-entry transfer to the Exchange Agent’s account at DTC can execute the tender through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. DTC participants that are accepting the Exchange Offer must transmit their acceptances to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send a computer-generated message (an “Agent’s Message”) to the Exchange Agent for its acceptance in which the holder of the Outstanding Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, this Letter of Transmittal, and the DTC participant confirms on behalf of itself and the beneficial owners of such Outstanding Notes all provisions of this Letter of Transmittal (including any representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent. Each DTC participant transmitting an acceptance of an Exchange Offer through the ATOP procedures will be deemed to have agreed to be bound by the terms of this Letter of Transmittal. Delivery of an Agent’s Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of the Letter of Transmittal by the participant identified in the Agent’s Message.

Box 3
Return of Non-Exchanged Outstanding Notes
Tendered by Book-Entry Transfer
☐    CHECK HERE IF ANY OUTSTANDING NOTES TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OUTSTANDING NOTES ARE TO BE RETURNED BY CREDITING THE ACCOUNT NUMBER SET FORTH ABOVE.
Box 4
Participating Broker-Dealer
☐    CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED ANY OUTSTANDING NOTES FOR YOUR OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WISH TO RECEIVE TEN (10) ADDITIONAL COPIES OF THE PROSPECTUS AND OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.
Name: _______________________________________________________________________________________________
Address: _____________________________________________________________________________________________
If the undersigned is not a broker-dealer, the undersigned represents that it is acquiring the Exchange Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may not participate in the Exchange Offer with respect to Outstanding Notes acquired other than as a result of market-making activities or other trading activities. Any broker-dealer who purchased Outstanding Notes from the Issuer to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act must comply with the registration and prospectus delivery requirements under the Securities Act.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY
Ladies and Gentlemen:
Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Issuer the aggregate principal amount of the Outstanding Notes indicated above. Subject to, and effective upon, the acceptance for exchange of all or any portion of the Outstanding Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if such Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby exchanges, assigns and transfers to, or upon the order of, the Issuer all right, title and interest in and to such Outstanding Notes as are being tendered herewith.
The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Issuer, in connection with the Exchange Offer) with respect to the tendered Outstanding Notes, with full power of substitution and resubstitution (such power of attorney being deemed an irrevocable power coupled with an interest) to (1) deliver certificates representing such Outstanding Notes, or transfer ownership of such Outstanding Notes on the account books maintained by the book-entry transfer facility specified by the holder(s) of the Outstanding Notes, together, in each such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Issuer, (2) present and deliver such Outstanding Notes for transfer on the books of the Issuer and (3) receive all benefits or otherwise exercise all rights and incidents of beneficial ownership of such Outstanding Notes, all in accordance with the terms of the Exchange Offer.
The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to tender, exchange, assign and transfer the Outstanding Notes tendered hereby, (b) when such tendered Outstanding Notes are accepted for exchange, the Issuer will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and (c) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies when accepted by the Issuer. The undersigned hereby further represents that any Exchange Notes acquired in exchange for Outstanding Notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned, that neither the holder of such Outstanding Notes nor any such other person is engaged in or intends to engage in, nor has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes, and that neither the holder of such Outstanding Notes nor any such other person is an “affiliate,” as such term is defined in Rule 405 under the Securities Act, of the Issuer. If the undersigned is a person in the United Kingdom, the undersigned represents that its ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business.
The undersigned also acknowledges that this Exchange Offer is being made based on the Issuer’s understanding of an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) as set forth in no-action letters issued to third parties, including Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters, that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquires such Exchange Notes directly from the Issuer for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder’s business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If a holder of the Outstanding Notes is an affiliate of the Issuer, is not acquiring the Exchange Notes in the ordinary course of its business, is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (x) may not rely on the applicable interpretations of the staff of the SEC and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. If the undersigned is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Outstanding Notes, it represents that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale or transfer of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
The undersigned will, upon request, execute and deliver any additional documents deemed by the Issuer or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Outstanding Notes or transfer ownership of such Outstanding Notes on the account books maintained by the book-entry transfer facility. The undersigned further agrees that acceptance of any and all validly tendered Outstanding Notes by the Issuer and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuer of its obligations under the Registration Rights Agreement, dated as of August 18,

2017, between the Issuer and Sandler O’Neill & Partners, L.P., relating to the Outstanding Notes (the “Registration Rights Agreement”), and that the Issuer shall have no further obligations or liabilities thereunder except as provided in Section 8 (Indemnification) of such agreement. The undersigned will comply with its obligations under the Registration Rights Agreement.
The Exchange Offer is subject to certain conditions as set forth in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.” The undersigned recognizes that as a result of these conditions (which may be waived, in whole or in part, by the Issuer), as more particularly set forth in the Prospectus, the Issuer may not be required to exchange any of the Outstanding Notes tendered hereby and, in such event, the Outstanding Notes not exchanged will be returned to the undersigned at the address shown above, promptly following the expiration or termination of the Exchange Offer. In addition, the Issuer may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth under “The Exchange Offer—Conditions to the Exchange Offer” occur.
All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, administrators, trustees in bankruptcy and legal representatives of the undersigned. Tendered Outstanding Notes may be withdrawn at any time prior to the Expiration Date in accordance with the procedures set forth in the terms of this Letter of Transmittal.
Unless otherwise indicated herein in the box entitled “Special Registration Instructions” below, please deliver the Exchange Notes (and, if applicable, substitute certificates representing the Outstanding Notes for any Outstanding Notes not exchanged) in the name of the undersigned or, in the case of a book-entry delivery of the Outstanding Notes, please credit the account indicated above. Similarly, unless otherwise indicated under the box entitled “Special Delivery Instructions” below, please send the Exchange Notes (and, if applicable, substitute certificates representing the Outstanding Notes for any Outstanding Notes not exchanged) to the undersigned at the address shown above in the box entitled “Description of Outstanding Notes Tendered Herewith.”
THE UNDERSIGNED, BY COMPLETING THE BOX 1 ENTITLED “DESCRIPTION OF OUTSTANDING NOTES TENDERED HEREWITH” ABOVE AND SIGNING THIS LETTER, WILL BE DEEMED TO HAVE TENDERED THE OUTSTANDING NOTES AS SET FORTH IN SUCH BOX.

Box 5
SPECIAL REGISTRATION INSTRUCTIONS
(See Instructions 4 and 5)
To be completed ONLY if certificates for the Outstanding Notes not tendered and/or certificates for the Exchange Notes are to be issued in the name of someone other than the registered holder(s) of the Outstanding Notes whose name(s) appear(s) above.
Issue:    ☐    Outstanding Notes not tendered to:
☐    Exchange Notes to:
Name(s): _______________________________________________________________________________________________
(Please Print or Type)
Address: _______________________________________________________________________________________________
_______________________________________________________________________________________________
(Include Zip Code)
Daytime Area Code and Telephone Number.____________________________________________________________________
Taxpayer Identification or Social Security Number:______________________________________________________________

Box 6
SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 4 and 5)
To be completed ONLY if certificates for the Outstanding Notes not tendered and/or certificates for the Exchange Notes are to be sent in the name of someone other than the registered holder(s) of the Outstanding Notes whose name(s) appear(s) above.
Issue:    ☐    Outstanding Notes not tendered to:
☐    Exchange Notes to:
Name(s): _______________________________________________________________________________________________
(Please Print or Type)
Address: _______________________________________________________________________________________________
_______________________________________________________________________________________________
(Include Zip Code)
Daytime Area Code and Telephone Number.____________________________________________________________________
Taxpayer Identification or Social Security Number:______________________________________________________________

Box 7
TENDERING HOLDER(S) SIGN HERE
(Complete Internal Revenue Service (“IRS”) Form W-9 or applicable IRS Form W-8)
Must be signed by the registered holder(s) (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) of the Outstanding Notes exactly as their name(s) appear(s) on the Outstanding Notes hereby tendered or by any person(s) authorized to become the registered holder(s) by properly completed bond powers or endorsements and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth the full title of such person. See Instruction 4.
_______________________________________________________________________________________________________
(Signature(s) of Holder(s))
Date: __________________________________________________________________________________________________

Name(s):________________________________________________________________________________________________
(Please Type or Print)
Capacity (full title):_______________________________________________________________________________________
Address: _______________________________________________________________________________________________
(Including Zip Code)
Daytime Area Code and Telephone Number: ___________________________________________________________________
Taxpayer Identification or Social Security Number:______________________________________________________________
GUARANTEE OF SIGNATURE(S)
(If Required-See Instruction 4)
Authorized Signature: _____________________________________________________________________________________
Date: __________________________________________________________________________________________________
Name: _________________________________________________________________________________________________
Title:___________________________________________________________________________________________________
Name of Firm: ___________________________________________________________________________________________
Address of Firm: _________________________________________________________________________________________
(Include Zip Code)
Area Code and Telephone Number: __________________________________________________________________________
Taxpayer Identification or Social Security Number: _____________________________________________________________

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER
General
Please do not send certificates for Outstanding Notes directly to the Issuer. Your certificates for Outstanding Notes, together with your signed and completed Letter of Transmittal and any required supporting documents, should be mailed or otherwise delivered to the Exchange Agent at the address set forth on the first page hereof. The method of delivery of Outstanding Notes, this Letter of Transmittal and all other required documents is at your sole option and risk and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, or overnight or hand delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
1.    Delivery of this Letter of Transmittal and Certificates.
A holder of Outstanding Notes (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) may tender the same by (i) properly completing and signing this Letter of Transmittal or a facsimile hereof (all references in the Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates, if applicable, representing the Outstanding Notes being tendered and any required signature guarantees and any other documents required by this Letter of Transmittal, to the Exchange Agent at its address set forth above on or prior to the Expiration Date, or (ii) complying with the procedure for book-entry transfer described below.
Holders may tender their Outstanding Notes if: (i) the tender is made by or through an Eligible Guarantor Institution (as defined below); or (ii) the Exchange Agent receives a properly completed and executed Letter of Transmittal, or facsimile thereof and the certificate(s) representing all tendered Outstanding Notes in proper form or a confirmation of book-entry transfer of the Outstanding Notes into the Exchange Agent’s account at the appropriate book-entry transfer facility prior to the Expiration Date and all other documents deemed by the Issuer or Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Outstanding Notes within three New York Stock Exchange trading days after the Expiration Date.
No alternative, conditional, irregular or contingent tenders will be accepted. Each tendering holder, by execution of this Letter of Transmittal (or facsimile thereof), shall waive any right to receive notice of the acceptance of the Outstanding Notes for exchange.
2.    Partial Tenders; Withdrawals.
Tenders of Outstanding Notes will be accepted only in the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. If less than the entire principal amount of Outstanding Notes evidenced by a submitted certificate is tendered, the tendering holder(s) must fill in the aggregate principal amount of Outstanding Notes tendered in the column entitled “Description of Outstanding Notes Tendered Herewith” in Box 1 above. A newly issued certificate for the Outstanding Notes submitted but not tendered will be sent to such holder promptly after the Expiration Date, unless otherwise provided in the appropriate box on this Letter of Transmittal. All Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered in full unless otherwise clearly indicated. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, after which tenders of Outstanding Notes are irrevocable.
To be effective with respect to the tender of Outstanding Notes, a written notice of withdrawal (which may be by telegram, telex, facsimile or letter) must: (i) be received by the Exchange Agent at the address for the Exchange Agent set forth above before the Issuer notifies the Exchange Agent that it has accepted the tender of Outstanding Notes pursuant to the Exchange Offer; (ii) specify the name of the person who tendered the Outstanding Notes to be withdrawn; (iii) identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes, or, if applicable, the certificate numbers shown on the particular certificates evidencing such Outstanding Notes and the principal amount of Outstanding Notes represented by such certificates); (iv) include a statement that such holder is withdrawing its election to have such Outstanding Notes exchanged; (v) specify the name in which any such Outstanding Notes are to be registered, if different from that of the withdrawing holder; and (vi) be signed by the holder in the same manner as the original signature on this Letter of Transmittal (including any required signature guarantee). The Exchange Agent will return the properly withdrawn Outstanding Notes promptly following receipt of notice of withdrawal. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Outstanding Notes or otherwise comply with the book-entry transfer facility’s procedures. All questions as to the validity, form and eligibility of notices of withdrawals, including time of receipt, will be determined by the Issuer, and such determination will be final and binding on all parties.
Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not accepted for exchange for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent’s account at the book entry transfer facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account with such book-entry transfer facility specified by the holder) promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under the caption “The Exchange Offer—Procedures for Tendering Outstanding Notes” in the Prospectus at any time prior to the Expiration Date.
None of the Issuer, any affiliate or assigns of the Issuer, the Exchange Agent nor any other person will be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give such notification (even if such notice is given to other persons).
3.    Beneficial Owner Instructions.
Only a holder of Outstanding Notes (i.e., a person in whose name Outstanding Notes are registered on the books of the registrar or, or, in the case of Outstanding Notes held through book-entry, such book-entry transfer facility specified by the holder), or the legal representative or attorney-in-fact of a holder, may execute and deliver this Letter of Transmittal. Any beneficial owner of Outstanding Notes who wishes to accept the Exchange Offer must arrange promptly for the appropriate holder to execute and deliver this Letter of Transmittal on his or her behalf through the execution and delivery to the appropriate holder of the “Instructions to Registered Holder from Beneficial Owner” form accompanying this Letter of Transmittal.

4.	Signature on this Letter of Transmittal; Written Instruments and Endorsements; Guarantee of Signatures.
If this Letter of Transmittal is signed by the registered holder(s) (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) of the Outstanding Notes tendered hereby, the signature must correspond exactly with the name(s) as written on the face of the certificates (or on such security listing) without alteration, addition, enlargement or any change whatsoever.
If any of the Outstanding Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.
If a number of Outstanding Notes registered in different names are tendered, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal (or facsimiles thereof) as there are different registrations of Outstanding Notes.
When this Letter of Transmittal is signed by the registered holder(s) of Outstanding Notes (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) listed and tendered hereby, no endorsements of certificates or separate written instruments of transfer or exchange are required. If, however, this Letter of Transmittal is signed by a person other than the registered holder(s) of the Outstanding Notes listed or the Exchange Notes are to be issued, or any untendered Outstanding Notes are to be reissued, to a person other than the registered holder(s) of the Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by separate written instruments of transfer or exchange in form satisfactory to the Issuer and duly executed by the registered holder, in each case signed exactly as the name or names of the registered holder(s) appear(s) on the Outstanding Notes and the signatures on such certificates must be guaranteed by an Eligible Guarantor Institution (as defined below). If this Letter of Transmittal, any certificates or separate written instruments of transfer or exchange are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, submit proper evidence satisfactory to the Issuer, in its sole discretion, of such persons’ authority to so act.
Endorsements on certificates for the Outstanding Notes or signatures on bond powers required by this Instruction 4 must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an “Eligible Guarantor Institution”).
Signatures on this Letter of Transmittal must be guaranteed by an Eligible Guarantor Institution, unless Outstanding Notes are tendered: (i) by a registered holder (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on this Letter of Transmittal; or (ii) for the account of an Eligible Guarantor Institution.
5.    Special Registration and Delivery Instructions.
Tendering holders should indicate, in the applicable Box 5 or Box 6, the name and address in/to which the Exchange Notes and/or certificates for Outstanding Notes not exchanged are to be issued or sent, if different from the name(s) and address(es) of the person signing this Letter of Transmittal. In the case of issuance in a different name, the tax identification number or social security number of the person named must also be indicated. A holder tendering the Outstanding Notes by book-entry transfer may request that the Outstanding Notes not exchanged be credited to such account maintained at the book-entry transfer facility as such holder may designate. See Box 3.
If no such instructions are given, the Exchange Notes (and any Outstanding Notes not tendered or not accepted) will be issued in the name of and sent to the holder signing this Letter of Transmittal or deposited into such holder’s account at the applicable book-entry transfer facility.
6.    Transfer Taxes.
The Issuer shall pay all transfer taxes, if any, applicable to the transfer and exchange of the Outstanding Notes to them or their order pursuant to the Exchange Offer. If, however, the Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than the transfer and exchange of Outstanding Notes to the Issuer or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith the amount of such transfer taxes will be billed directly to such tendering holder.
Except as provided in this Instruction 6, it will not be necessary for transfer tax stamps to be affixed to the Outstanding Notes listed in this Letter of Transmittal.
7.    Waiver of Conditions.
The Issuer reserves the absolute right to waive, in whole or in part, any of the conditions to the Exchange Offer set forth in the Prospectus.
8.    Mutilated, Lost, Stolen or Destroyed Securities.
Any holder whose Outstanding Notes have been mutilated, lost, stolen or destroyed, should promptly contact the Exchange Agent at the address set forth on the first page hereof for further instructions. The holder will then be instructed as to the steps that must be taken in order to replace the certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificate(s) have been completed.
9.    No Conditional Tenders; No Notice of Irregularities.
No alternative, conditional, irregular or contingent tenders will be accepted. All tendering holders, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of their Outstanding Notes for exchange. The Issuer reserves the right, in its reasonable judgment, to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, none of the Issuer, the Exchange Agent or any other person is under any obligation to give such notice nor shall they incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder promptly following the Expiration Date.
10.    Requests for Assistance or Additional Copies.
Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus and this Letter of Transmittal, may be directed to the Exchange Agent at the address and telephone number set forth on the first page hereof.
IMPORTANT: THIS LETTER OF TRANSMITTAL OR A FACSIMILE OR COPY THEREOF (TOGETHER WITH CERTIFICATES OF OUTSTANDING NOTES OR CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS) MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.
IMPORTANT TAX INFORMATION
Under U.S. federal income tax law, a tendering holder whose Outstanding Notes are accepted for exchange may be subject to backup withholding unless the holder provides the Exchange Agent with either (i) such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9, certifying (A) that the TIN provided on the IRS Form W-9 is correct (or such holder is awaiting a TIN),

(B) that the holder of Outstanding Notes is not subject to backup withholding because (x) such holder of Outstanding Notes is exempt from backup withholding, (y) such holder of Outstanding Notes has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report all interest or dividends or (z) the IRS has notified the holder of Outstanding Notes that he or she is no longer subject to backup withholding and (C) that the holder of Outstanding Notes is a U.S. person (including a U.S. resident alien); or (ii) an adequate basis for exemption from backup withholding. If such holder of Outstanding Notes is an individual, the TIN is such holder’s social security number. If the Exchange Agent is not provided with the correct TIN, the holder of Outstanding Notes may also be subject to certain penalties imposed by the IRS and any reportable payments that are made to such holder may be subject to backup withholding (see below).
Certain holders of Outstanding Notes (including, among others, generally all corporations and certain foreign holders) are not subject to these backup withholding and reporting requirements. However, to avoid erroneous backup withholding, exempt U.S. holders of Outstanding Notes should complete the IRS Form W-9. In order for a foreign holder to qualify as an exempt recipient, the holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. An applicable IRS Form W-8 can be obtained from the Exchange Agent or at the IRS website at www.irs.gov. Holders are encouraged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements. See the instructions to IRS Form W-9 for additional information.
If backup withholding applies, the Exchange Agent is required to withhold 28% of any reportable payments made to the holder of Outstanding Notes or other payee. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the required information is furnished. The Exchange Agent cannot refund amounts withheld by reason of backup withholding.

OFFER TO EXCHANGE

$86,000,000 aggregate principal amount of its 5.25% Senior Notes due 2022 that have been registered under the Securities Act of 1933
for any and all of its outstanding
5.25% Senior Notes due 2022

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

September 29, 2017